UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ]	Preliminary Proxy Statement	[ ]	Soliciting Material Under Rule 14a-12
[ ]	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Proxy Statement
[X]	Definitive Additional Materials

Tanger Factory Outlet Centers, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]	No fee required
[ ]	Fee paid previously with preliminary materials
[ ]	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Supplemental Disclosure Regarding Proposal 1 – Election of Directors

The following disclosure supplements the definitive proxy statement filed by Tanger Factory Outlet Centers, Inc. (the “Company” or “Tanger”) with the Securities and Exchange Commission on April 6, 2023 (as supplemented to date, the “Proxy”) in connection with the solicitation of proxies by the Company’s board of directors for the annual meeting of shareholders to be held on May 19, 2023 (the “Annual Meeting”), and any postponement, continuation or adjournment thereof.

At the Annual Meeting, our shareholders will elect our directors to serve until the 2024 annual meeting of shareholders. Our board of directors has recommended that shareholders vote for the election of the nine nominees named in the Proxy, including Sandeep L. Mathrani. Mr. Mathrani has been a member of our board since 2021 and serves as a member of our Compensation and Human Capital Committee. The addition of Mr. Mathrani to Tanger’s board in 2021 is part of our thoughtful approach and commitment to ongoing board and committee refreshment and diversification.

The Proxy discloses that Mr. Mathrani is the Chief Executive Officer (CEO) of WeWork Inc. (“WeWork”), and also a member of its board. The Proxy further discloses that Mr. Mathrani is also a board member of public companies Bowlero Corp. and Dick’s Sporting Goods, Inc.

On May 16, 2023, WeWork announced that on May 10, 2023, Mr. Mathrani notified WeWork of his intention to resign from both his position as CEO and as a member of WeWork’s board, in each case, effective May 26, 2023.

We recognize that the proxy voting guidelines of some of our investors would consider Mr. Mathrani to be “overboarded” given his public company board commitments in addition to his role as a sitting CEO. In addition, consistent with their respective voting policies, Glass, Lewis & Co. (“Glass Lewis”) and Institutional Shareholder Services Inc. (“ISS”) are recommending that shareholders vote against Mr. Mathrani because of concerns that, as a sitting CEO, his time commitments and duties to WeWork and to other public company boards might decrease his effectiveness as a member of Tanger’s board.

As a result of the announcement by WeWork, we believe Mr. Mathrani should no longer be considered to be “overboarded” under the voting guidelines of some of our investors (nor the voting policies of Glass Lewis and ISS). In addition to the disclosure we have already made about Mr. Mathrani’s role on and contributions to Tanger’s board, we believe this change should address any remaining concern about his public company board commitments and potential “overboarding.”

Tanger’s board believes that Mr. Mathrani has been, and will continue to be, an effective and engaged director who possesses beneficial experience, perspective, and skills, and that electing him to the Company’s board will enhance long-term shareholder value creation.

Tanger’s board of directors strongly encourages you to vote FOR Mr. Mathrani on Proposal 1 at the Annual Meeting.

Voting Information:

IF YOU HAVE ALREADY VOTED AND DO NOT WISH TO CHANGE YOUR VOTE, YOU DO NOT NEED TO DO ANYTHING. YOUR VOTE WILL BE TABULATED AS YOU INSTRUCTED AT THE ANNUAL MEETING.

Prior to the meeting, you may vote by any of the following methods if you are a record holder of Company shares:

ONLINE www.envisionreports.com/SKT	BY PHONE 1-800-652-VOTE (8683)	BY MAIL Fill out your proxy card and drop in the mail in the enclosed postage paid envelope	QR CODE Use your smartphone or tablet to scan the QR Code

If your shares are held in street name by a broker, bank or other nominee, you may direct your vote by submitting your voting instructions to your broker, bank or other nominee. Please refer to the voting instructions provided by your broker, bank or other nominee.

You may revoke your proxy at any time before it is voted. If you hold your shares in your own name as a shareholder of record, you may revoke your proxy or change your vote in any of the following ways:

■ by signing and submitting a new proxy card;

■ by submitting new votes through internet or telephone voting;

■ by delivering to the Corporate Secretary of the Company written instructions revoking your proxy; or

■ by attending the meeting online and voting during the meeting.

You cannot revoke your proxy by merely attending the meeting electronically.

If your shares are held in street name by a broker, bank or other nominee, you may revoke your voting instructions by submitting new voting instructions to the broker, bank or other nominee who holds your shares.